EXHIBIT 99.1

Weyco Reports Second Quarter Sales and Earnings

MILWAUKEE, Aug. 4, 2008 (PRIME NEWSWIRE) -- Weyco Group, Inc. (Nasdaq:WEYS) today announced financial results for the quarter ended June 30, 2008.

Net sales for the second quarter were $53.0 million, up 9.6% from $48.4 million in 2007. Net earnings and diluted earnings per share for the quarter were level with last year at $4.1 million and $.34, respectively.

Sales in the wholesale division, which include wholesale sales and licensing revenues, were $45.7 million, compared with $40.7 million in 2007. Wholesale sales were $44.7 million in 2008, up from $39.9 million in 2007. Licensing revenues in 2008 were $969,000, compared with $835,000 in 2007.

Wholesale net sales of the Company's Stacy Adams, Nunn Bush and Florsheim brands were up 35%, 3% and 6%, respectively. The growth in Stacy Adams' sales was driven by an increase in sales of contemporary footwear to national accounts. Nunn Bush products continue their solid performance at retail, and the recent introduction of the new Dynamic Comfort slip resistant line helped increase overall sales. Florsheim's sales increase was primarily due to increased shipments of its Comfortech shoes.

Retail sales for the second quarter were $7.4 million, down 4% from $7.7 million in 2007. Same store sales were down 6% for the quarter. The Company had four additional stores in the second quarter of this year as compared with the same period last year.

Operating earnings for the second quarter were $5.9 million in both 2008 and 2007. This resulted from an increase in operating earnings of approximately $900,000 from the Company's wholesale and licensing businesses, offset by a decrease in earnings in the retail division.

"While our retail division struggled this quarter, our wholesale business performed well, and we were pleased with the sales increases in each of our brands, especially in light of the overall challenging retail environment," stated Thomas Florsheim Jr., Chairman and Chief Executive Officer.

Weyco Group will host a conference call on Tuesday, August 5, 2008, at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call, please dial 888-713-4213 or 617-213-4865, referencing passcode #53228186, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode #34642952. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

Weyco Group, Inc. designs and markets moderately priced and better-grade men's branded footwear for casual, fashion, and dress lifestyles. The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, and Stacy Adams. The Company also operates a small number of retail stores in the United States and Europe.

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

                  WEYCO GROUP, INC. AND SUBSIDIARIES

             CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
 FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

                          Three Months Ended       Six Months Ended
                               June 30,                June 30,
                            2008       2007        2008        2007
                         ---------  ---------   ---------   ---------
                           (In thousands, except per share amounts)

 Net sales               $  53,017  $  48,371   $ 114,295   $ 112,229
 Cost of sales              33,284     29,677      72,296      70,484
                         ---------  ---------   ---------   ---------
 Gross earnings             19,733     18,694      41,999      41,745

 Selling and
  administrative expenses   13,848     12,787      28,519      27,159
                         ---------  ---------   ---------   ---------
 Earnings from operations    5,885      5,907      13,480      14,586

 Interest income               491        555         999       1,062
 Interest expense              (20)       (85)        (30)       (208)
 Other income                    1          2           8           4
                         ---------  ---------   ---------   ---------

 Earnings before
  provision for income
  taxes                      6,357      6,379      14,457      15,444

 Provision for income
  taxes                      2,300      2,330       5,275       5,700
                         ---------  ---------   ---------   ---------

 Net earnings             $  4,057   $  4,049   $   9,182     $ 9,744
                         =========  =========   =========   =========

 Weighted average shares
  outstanding
   Basic                    11,443     11,566      11,452      11,615
   Diluted                  11,786     12,015      11,823      12,068

 Earnings per share
   Basic                     $0.35      $0.35       $0.80       $0.84
                             =====      =====       =====       =====
   Diluted                   $0.34      $0.34       $0.78       $0.81
                             =====      =====       =====       =====

 Cash dividends per share    $0.14      $0.11       $0.25       $0.20
                             =====      =====       =====       =====

                  WEYCO GROUP, INC. AND SUBSIDIARIES
           CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                            June 30,      December 31,
                                              2008            2007
                                          ------------    ------------
                                              (Dollars in thousands)
 ASSETS:
 Cash and cash equivalents                 $  14,506       $   7,859
 Marketable securities, at amortized cost      1,718           5,604
 Accounts receivable, net                     31,266          35,965
 Accrued income tax receivable                   442              --
 Inventories                                  41,939          44,632
 Deferred income tax benefits                    108             475
 Prepaid expenses and other current assets     2,959           3,301
                                           ---------       ---------
   Total current assets                       92,938          97,836

 Marketable securities, at amortized cost     45,493          43,331
 Other assets                                  9,694           9,440
 Property, plant and equipment, net           29,241          28,677
 Trademark                                    10,868          10,868
                                           ---------       ---------
   Total assets                            $ 188,234       $ 190,152
                                           =========       =========

 LIABILITIES & SHAREHOLDERS' INVESTMENT:
 Short-term borrowings                     $   2,000       $     550
 Accounts payable                              6,360          10,541
 Dividend payable                              1,608           1,270
 Accrued liabilities                           6,313           8,026
 Accrued income taxes                             --             716
                                           ---------       ---------
   Total current liabilities                  16,281          21,103

 Long-term pension liability                   6,388           6,043
 Deferred income tax liabilities               1,835           2,248

 Common stock                                 11,436          11,534
 Capital in excess of par value               13,154          10,788
 Reinvested earnings                         143,056         142,775
 Accumulated other comprehensive loss         (3,916)         (4,339)
                                           ---------       ---------
   Total shareholders' investment            163,730         160,758
                                           ---------       ---------

   Total liabilities and shareholders'
    investment                             $ 188,234       $ 190,152
                                           =========       =========

                   WEYCO GROUP, INC. AND SUBSIDIARIES

            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
      FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

                                              2008            2007
                                          ------------    ------------
                                             (Dollars in thousands)
 CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                             $   9,182       $   9,744
  Adjustments to reconcile net earnings to
   net cash provided by operating
   activities -
    Depreciation                               1,283           1,237
    Amortization                                  54              42
    Deferred income taxes                       (138)           (179)
    Stock-based compensation                     293             148
    Pension expense                              676             670
    Loss on disposal of fixed assets             131              --
    Increase in cash surrender value of
     life insurance                             (112)           (259)
  Change in operating assets and
   liabilities -
    Accounts receivable                        4,699           2,669
    Inventories                                2,693          11,239
    Prepaids and other current assets            357             422
    Accounts payable                          (4,181)         (5,262)
    Accrued liabilities and other             (1,673)           (231)
    Accrued income taxes                      (1,166)           (915)
                                           ---------       ---------
     Net cash provided by operating
      activities                              12,098          19,325
                                           ---------       ---------

 CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities           (1,799)         (2,963)
  Proceeds from maturities of marketable
   securities                                  3,468             176
  Life insurance premiums paid                  (155)             --
  Purchase of property, plant and equipment   (1,835)         (1,221)
  Proceeds from sales of property, plant
   and equipment                                  --              62
                                           ---------       ---------
     Net cash used for investing activities     (321)         (3,946)
                                           ---------       ---------

 CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends paid                         (2,535)         (2,108)
  Shares purchased and retired                (6,247)         (7,271)
  Proceeds from stock options exercised        1,261           1,390
  Borrowings (repayments) under revolving
   credit agreement                            1,450          (5,405)
  Income tax benefits from share-based
   compensation                                  941             896
                                           ---------       ---------
     Net cash used for financing activities   (5,130)        (12,498)
                                           ---------       ---------

  Net increase in cash and cash equivalents    6,647           2,881

 CASH AND CASH EQUIVALENTS at beginning of
  period                                   $   7,859       $  15,314
                                           =========       =========

 CASH AND CASH EQUIVALENTS at end of
  period                                   $  14,506       $  18,195
                                           =========       =========

 SUPPLEMENTAL CASH FLOW INFORMATION:
  Income taxes paid, net of refunds        $   5,603       $   5,798
                                           =========       =========
  Interest paid                            $      30       $     241
                                           =========       =========

CONTACT: Weyco Group, Inc.
         John Wittkowske, Senior Vice President and
          Chief Financial Officer
         414-908-1880